NEWS RELEASE

Media Contact:	Investor Contact:
Gia L. Oei, 603-929-2489	Carolyn Miller, 603-929-2381
E-mail: Gia.Oei@nh.fishersci.com	E-mail: Carolyn.Miller@nh.fishersci.com

Fisher Scientific Reports Record Second-Quarter Sales, Earnings and Cash Flow;

Company Narrows 2004 EPS Guidance to High End of Range, $2.80 to $2.87;
Reiterates 2005 EPS Guidance of $3.45 to $3.65

HAMPTON, N.H., July 28, 2004 — Fisher Scientific International Inc. (NYSE: FSH), a world leader in serving science, today reported record second-quarter sales, earnings and cash flow for the three months ended June 30, 2004, reflecting robust demand for its scientific products and services and continued solid sales growth to healthcare customers.

     “Our organic sales growth remained strong this quarter, and we achieved record earnings,” said Paul M. Montrone, chairman and chief executive officer. “Our results demonstrate continued growth in the academic and pharmaceutical sectors, increased demand for safety products and improving trends in the industrial markets.”

Second-Quarter Reported Results

     Sales for the second quarter increased 22.3 percent to $1,057.6 million compared with $864.5 million in the corresponding period of 2003. Excluding the effect of foreign exchange, sales totaled $1,041.2 million in the second quarter, a 20.4 percent increase over the same quarter in 2003, with seven points of this increase from organic growth. Including nonrecurring inventory step-up costs related to the Oxoid and Dharmacon acquisitions, integration costs related to the Apogent transaction and other non-recurring costs, totaling $6.3 million, net of tax ($9.4 million pre tax), second-quarter net income was $44.7 million, or 65 cents per diluted share, compared with $33.0 million, or 57 cents per diluted share, in the second quarter of 2003.

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Fisher Scientific Reports Record Sales and Earnings — Page 2

     For the six months ended June 30, 2004, sales totaled $2,068.6 million, a 21.8 percent increase from sales of $1,697.9 million in the corresponding period last year. Excluding the $43.9 million favorable effect of foreign exchange, sales totaled $2,024.7 million, a 19.2 percent increase compared with the first six months of 2003. Net income for the six months ended June 30, 2004, was $79.3 million, or $1.16 per diluted share. Net income in the corresponding period of 2003 was $32.1 million, or 55 cents per diluted share.

     For the first half of 2004, Fisher generated $136.9 million in cash from operations, reflecting an increase in earnings and continued improvements in working-capital management. Capital expenditures during the period were $30.9 million, related to facility expansions at Oxoid and Perbio. In the first six months, free-cash flow, defined as cash from operations less capital expenditures, totaled $106.0 million.

Pro Forma Financial Results

     The following discussion excludes inventory step-up amounts related to the acquisitions of Perbio, Oxoid and Dharmacon, nonrecurring charges related to the Apogent integration, and other one-time costs in 2004 and debt-refinancing and acquisition-related costs in 2003. In the attached supplementary information tables, these items are reconciled to the most directly comparable financial measures computed in accordance with accounting principles generally accepted in the United States (GAAP).

     Income from operations for the second quarter increased 38.5 percent to $92.8 million compared with $67.0 million in the same quarter of 2003.

     Second-quarter net income increased 44.5 percent to $51.0 million compared with net income of $35.3 million in the corresponding period of 2003, reflecting an improvement in operating income and a reduction in the effective tax rate. Diluted earnings per share (EPS) were 74 cents in the second quarter compared with 61 cents in the second quarter of 2003.

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Fisher Scientific Reports Record Sales and Earnings — Page 3

     Income from operations for the six-month period increased 34.0 percent to $171.3 million compared with $127.8 million during the same period in the prior year. Net income for the first six months of 2004 increased 46.1 percent to $92.2 million compared with $63.1 million in the same period of 2003. Year-to-date earnings were $1.35 per diluted share compared with $1.08 per diluted share in the corresponding period of 2003.

Business-Segment Results

     Excluding the effect of foreign exchange, sales of scientific products and services in the second quarter totaled $774.7 million, a 29.2 percent increase compared with the same period in 2003, with 12 points of this increase from organic growth. Organic sales growth was driven by robust sales in the United States, including sales of safety-related products, as well as growth in international markets. Operating income increased 40.3 percent to $76.2 million from $54.3 million in the corresponding period of 2003 reflecting contributions from recent acquisitions and margin improvement in our distribution business, partially offset by increased investments in product development and sales and marketing activities.

     Year to date, excluding the effect of foreign exchange, sales of scientific products and services increased 27.2 percent to $1,490.2 million compared with $1,171.6 million in the first six months of 2003. Operating income grew in the six-month period to $142.8 million, a 38.9 percent increase over the same period in 2003.

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Fisher Scientific Reports Record Sales and Earnings — Page 4

     Excluding the effect of foreign exchange, sales of healthcare products and services totaled $227.9 million in the second quarter, a 6.7 percent increase compared with $213.6 million in the prior year’s quarter, with approximately three points of this increase from organic growth. The organic sales growth reflects our ongoing efforts to drive operating income improvement in this segment, notwithstanding the impact on revenue growth. Operating income increased 70 percent to $15.3 million compared with $9.0 million in the second quarter last year, reflecting the benefits of this margin improvement program and contributions from the medical device business of Perbio.

     For the first six months, sales of healthcare products and services, excluding the effect of foreign exchange, totaled $462.4 million compared with $429.6 million in the first six months of 2003. Year-to-date operating income increased to $27.4 million from $18.8 million in the corresponding period last year.

     As expected, second-quarter sales in the laboratory-workstations segment decreased to $43.4 million from $55.8 million in the prior year. The segment reported operating income of $1.3 million in the quarter. The decline in sales and operating income was primarily due to timing of projects and slower market demand for smaller projects. Order activity in the laboratory-workstations segment improved during the second quarter with backlog at approximately $125 million at the end of the quarter, compared with $109 million at the corresponding period of 2003.

     Year-to-date sales in the laboratory-workstations segment were $81.8 million compared with $105.7 million in the prior-year period. Operating income for the six-month period was $1.1 million compared with $6.4 million in the prior year.

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Fisher Scientific Reports Record Sales and Earnings — Page 5

Special Developments

➢	On Aug. 2, Fisher Scientific and Apogent Technologies Inc. (NYSE: AOT) will hold shareholder meetings to vote on the proposed merger of the two companies. The transaction is expected to close promptly after the shareholder meetings on Aug. 2.

➢	On July 22, in a private placement, Fisher issued $300 million of senior subordinated notes due 2014. The notes were issued at a dollar price of 100.0 to yield 63/4 percent. The company intends to use the proceeds from the issue to fund the tender offer for Apogent’s 61/2 percent senior subordinated notes due 2013. The issuance of the new notes is subject to the closing of Fisher’s merger with Apogent.

Company Outlook

     Fisher is narrowing its 2004 EPS guidance to the high end of the previously announced range of $2.75 to $2.87 and holding its 2005 EPS guidance, including the dilutive effect of the outstanding convertible notes for both years. Fisher expects full-year 2004 and 2005 EPS to be $2.80 to $2.87 and $3.45 to $3.65, respectively. Guidance for both years includes the effect of the Apogent transaction, which the company expects will be neutral to 2004 EPS and 15 cents accretive in 2005.

     We have adjusted 2004 sales and operating margin guidance to reflect the August close date for the Apogent merger and our current positive outlook for the scientific research and healthcare segments. Fisher has increased its 2004 organic growth rate, excluding the effect of foreign exchange, to 6 to 7 percent for the year. Our 2004 guidance also includes increased spending on new product development, an acceleration of investments in sales and marketing initiatives and short-term softness in our lab workstations segment.

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Fisher Scientific Reports Record Sales and Earnings — Page 6

     The company is increasing its 2004 operating cash flow guidance by $20.0 million, reflecting continued improvements in working capital management.

     The company’s detailed guidance for 2004 and 2005 is as follows:

	2004	2005
Revenue growth (excluding foreign exchange)	27.5% - 29.5%	20.0% - 22.0%
Operating margins	10.0% - 10.2%	13.3% - 13.5%
Earnings per share	$2.80 - $2.87	$3.45 - $3.65
Diluted share count	91.5 million	125.0 million
Operating cash flow	$350 - $370 million	$510 - $540 million
Capital expenditures	$125 million	$130 million

     Based on preliminary estimates of cost allocations, the company’s guidance by segment for 2004 is as follows:

Segment	Revenue Growth Rate	Operating Margin
(excluding foreign exchange)
Scientific products and services	34% -37%	10.6% - 11.0%
Healthcare products and services	18% - 22%	8.3% - 8.8%
Lab workstations	(14%)-(16%)	2.0% - 3.0%

     Fisher anticipates one-time costs for the Apogent transaction in 2004 and 2005 of $180 million and $60 million respectively, related to inventory step-up amounts, merger expenses, restructuring and other integration costs. These one-time costs include cash charges of approximately $60 million and $40 million for 2004 and 2005, respectively. In addition, in 2004, we expect one-time charges of approximately $27 million primarily associated with the Perbio, Oxoid and Dharmacon transactions. These one-time costs are excluded from the operating margin and EPS guidance for 2004 and 2005.

     The estimated diluted share count in 2004 and 2005 includes the effect of outstanding convertible notes based on the treasury stock method. Guidance for 2005 includes Apogent integration savings of $55 million which, on a quarterly basis, will increase throughout the year, with roughly $20 million realized in the first half.

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Fisher Scientific Reports Record Sales and Earnings — Page 7

     Fisher Scientific expects third-quarter EPS to be in the range of 72 cents to 75 cents, assuming a diluted share count of approximately 105.5 million and based on an effective tax rate of approximately 32.5 percent to bring the company’s full-year effective tax rate to 30 percent.

Upcoming Presentations

Fisher Scientific will present at the following events:

•	UBS East Coast Biotechnology Bus Tour, Aug. 9, in Boston

•	Merrill Lynch Global Drug, Biotech & Medical Devices Conference, Sept. 21 at the Merrill Lynch Financial Centre in London.

Conference Call Scheduled

     Fisher will host a teleconference on Thursday, July 29, to discuss its second-quarter financial results and 2004 guidance. Details are provided below:

Live conference call
Date: Thursday, July 29
Time: 10 a.m. Eastern Daylight Time (EDT)
Within United States: 800-299-8538
International: (+1) 617-786-2902

Audio replay (available for 10 days):
Within United States: 888-286-8010
International: (+1) 617-801-6888
Conference replay code: 85603722

     The conference call will also be webcast on Fisher’s Web site (www.fisherscientific.com) and will be archived until Aug. 29.

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Fisher Scientific Reports Record Sales and Earnings — Page 8

About Fisher Scientific International Inc.

As a world leader in serving science, Fisher Scientific International Inc. (NYSE: FSH) offers more than 600,000 products and services to more than 350,000 customers located in approximately 145 countries. Fisher’s customers include pharmaceutical and biotech companies; colleges and universities; medical-research institutions; hospitals and reference labs; quality-control, process-control and R&D labs in various industries; as well as government and first responders. As a result of its broad product offering, electronic-commerce capabilities and integrated global logistics network, Fisher serves as a one-stop source of products, services and global solutions for its customers. The company primarily serves the scientific-research, clinical-laboratory and safety markets. Additional information about Fisher is available on the company’s Web site at www.fisherscientific.com.

Forward-looking Statements

This announcement includes forward-looking statements. Fisher Scientific has based these forward-looking statements on its current expectations and projections about future events. Although Fisher Scientific believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. Fisher Scientific undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this announcement might not occur.

#

Table 1

Fisher Scientific International Inc.
Statement of Operations
(in millions, except per share data)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Sales	$1,057.6	$864.5	$2,068.6	$1,697.9
Cost of sales	749.7	636.7	1,484.9	1,251.6
Selling, general and administrative expense	222.3	160.8	429.8	318.5

Income from operations	85.6	67.0	153.9	127.8
Interest expense	23.0	16.6	45.0	38.9
Other expense, net	1.1	3.2	0.4	47.6

Income before income taxes	61.5	47.2	108.5	41.3
Income tax provision	16.8	14.2	29.2	9.2

Net income	$44.7	$33.0	$79.3	$32.1

Net income per common share:
Basic	$0.70	$0.60	$1.24	$0.59

Diluted	$0.65	$0.57	$1.16	$0.55

Weighted average common shares outstanding:
Basic	64.2	54.8	63.9	54.8

Diluted	68.9	58.3	68.5	58.2

Table 2

Fisher Scientific International Inc.
Segment Results
(in millions)
(UNAUDITED)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
		Growth			Growth
	2004	Rate	2003	2004	Rate	2003
Revenue
Scientific Products and Services	$790.6	31.9%	$599.4	$1,532.6	30.8%	$1,171.6
Healthcare Products and Services	228.4	6.9%	213.6	463.8	8.0%	429.6
Laboratory Workstations	43.4	-22.2%	55.8	81.8	-22.6%	105.7
Eliminations	(4.8)		(4.3)	(9.6)		(9.0)

Total	$1,057.6	22.3%	$864.5	$2,068.6	21.8%	$1,697.9

	Three Months Ended				Six Months Ended
	June 30,				June 30,
		Operating		Operating		Operating		Operating
	2004	Margin	2003	Margin	2004	Margin	2003	Margin
Operating Income
Scientific Products and Services	$76.2	9.6%	$54.3	9.1%	$142.8	9.3%	$102.8	8.8%
Healthcare Products and Services	15.3	6.7%	9.0	4.2%	27.4	5.9%	18.8	4.4%
Laboratory Workstations	1.3	3.0%	3.8	6.8%	1.1	1.3%	6.4	6.1%
Eliminations	—		(0.1)		—		(0.2)

Segment sub-total	92.8	8.8%	67.0	7.8%	171.3	8.3%	127.8	7.5%

Inventory step-up	(5.7)		—		(15.9)		—
Non-recurring integration related costs	(1.5)		—		(1.5)		—

Operating income	$85.6		$67.0		$153.9		$127.8

The information for the three and six months ended June 30, 2003 has been reclassified to conform with the current presentation of reportable segments.

Table 3

Fisher Scientific International Inc.
Condensed Balance Sheet
(in millions)

	June 30,	December 31,
	2004	2003
	(UNAUDITED)
ASSETS
Current assets:
Cash and cash equivalents	$52.5	$83.8
Accounts receivable, net	477.8	432.7
Inventories	384.4	355.4
Other current assets	158.2	138.9

Total current assets	1,072.9	1,010.8
Property, plant and equipment	474.9	440.9
Goodwill	1,268.1	1,006.9
Other assets	520.3	400.8

Total assets	$3,336.2	$2,859.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$10.6	$12.0
Accounts payable	432.1	377.7
Accrued and other current liabilities	276.0	258.8

Total current liabilities	718.7	648.5
Long-term debt	1,632.6	1,386.1
Other liabilities	304.7	249.4

Total liabilities	2,656.0	2,284.0

Total stockholders’ equity	680.2	575.4

Total liabilities and stockholders’ equity	$3,336.2	$2,859.4

Note: $20.6 million was outstanding through the Accounts Receivable Securitization as of June 30, 2004.

Table 4

Fisher Scientific International Inc.
Condensed Statement of Cash Flows
(in millions)
(UNAUDITED)

	Six Months Ended
	June 30,
	2004	2003
Cash flows from operating activities:
Net income	$79.3	$32.1
Depreciation and amortization	51.3	38.2
Other adjustments to reconcile net income to cash provided by operating activities	10.1	53.1
Changes in working capital and other assets and liabilities	(3.8)	(23.4)

Cash provided by operating activities	136.9	100.0

Cash flows from investing activities:
Acquisitions, net of cash acquired	(418.3)	—
Capital expenditures	(30.9)	(31.0)
Other investing activity	(2.4)	(9.2)

Cash used in investing activities	(451.6)	(40.2)

Cash flows from financing activities:
Proceeds from stock options exercised	27.2	4.2
Net change in debt	245.7	(15.8)
Changes in the accounts receivable securitization, net	20.6	—
Other financing activity	(8.8)	(40.0)

Cash provided by (used) in financing activities	284.7	(51.6)

Effect of exchange rate changes on cash	(1.3)	2.3
Net change in cash and cash equivalents	(31.3)	10.5
Cash and cash equivalents — beginning of period	83.8	38.8

Cash and cash equivalents — end of period	$52.5	$49.3

Table 5

Fisher Scientific International Inc.
Statement of Operations
Supplementary Information
(in millions, except per share data)
(UNAUDITED)

	Three Months Ended
	June 30, 2004				June 30, 2003
	As			As	As			As
	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted
Sales	$1,057.6	$—		$1,057.6	$864.5	$—		$864.5
Cost of sales	749.7	(5.7	) (a)	744.0	636.7	—		636.7
Selling, general and administrative expense	222.3	(1.5	) (b)	220.8	160.8	—		160.8

Income from operations	85.6	7.2		92.8	67.0	—		67.0
Interest expense	23.0	—		23.0	16.6	—		16.6
Other (income) expense, net	1.1	(2.2	) (c)	(1.1)	3.2	(3.7	)(e)	(0.5)

Income before income taxes	61.5	9.4		70.9	47.2	3.7		50.9
Income tax provision	16.8	3.1	(d)	19.9	14.2	1.4	(f)	15.6

Net income	$44.7	$6.3		$51.0	$33.0	$2.3		$35.3

Diluted net income per common share	$0.65	$0.09		$0.74	$0.57	$0.04		$0.61

Diluted weighted average common shares outstanding	68.9			68.9	58.3			58.3

(a)	Represents charges associated with the step-up of inventory to fair value at the dates of acquisition.

(b)	Represents charges associated with integration.

(c)	Represents a charge associated with the termination of a foreign currency contract.

(d)	Represents an adjustment for the incremental tax benefit associated with items (a), (b) and (c).

(e)	Represents charges associated with call premiums and deferred financing fees.

(f)	Represents an adjustment for the incremental tax benefit associated with item (e).

Reconciliation of Net Income to EBITDA

	Three Months Ended
	June 30,
	2004	2003
Net income	$44.7	$33.0
Adjustments to reconcile net income to adjusted EBITDA:
Income tax provision	16.8	14.2
Interest expense	23.0	16.6
Depreciation and amortization	27.2	18.7
Amortization of deferred financing fees	(0.8)	(0.6)
Inventory step-up	5.7	—
Non-recurring integration related costs	1.5	—
Termination of foreign currency contract	2.2	—
Call premiums and deferred financing fees	—	3.7

Adjusted EBITDA	$120.3	$85.6

Table 6

Fisher Scientific International Inc.
Statement of Operations
Supplementary Information
(in millions, except per share data)
(UNAUDITED)

	Six Months Ended
	June 30, 2004				June 30, 2003
	As			As	As			As
	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted
Sales	$2,068.6	$—		$2,068.6	$1,697.9	$—		$1,697.9
Cost of sales	1,484.9	(15.9	) (a)	1,469.0	1,251.6	—		1,251.6
Selling, general and administrative expense	429.8	(1.5	)(b)	428.3	318.5	—		318.5

Income from operations	153.9	17.4		171.3	127.8	—		127.8
Interest expense	45.0	—		45.0	38.9	—		38.9
Other (income) expense, net	0.4	(2.2)	(c)	(1.8)	47.6	(49.3	) (e)	(1.7)

Income before income taxes	108.5	19.6		128.1	41.3	49.3		90.6
Income tax provision	29.2	6.7	(d)	35.9	9.2	18.3	(f)	27.5

Net income	$79.3	$12.9		$92.2	$32.1	$31.0		$63.1

Diluted net income per common share	$1.16	$0.19		$1.35	$0.55	$0.53		$1.08

Diluted weighted average common shares outstanding	68.5			68.5	58.2			58.2

(a)	Represents charges associated with the step-up of inventory to fair value at the dates of acquisition.

(b)	Represents charges associated with integration.

(c)	Represents a charge associated with the termination of a foreign currency contract.

(d)	Represents an adjustment for the incremental tax benefit associated with items (a), (b) and (c).

(e)	Represents charges associated with call premiums and deferred financing fees.

(f)	Represents an adjustment for the incremental tax benefit associated with item (e).

Reconciliation of Net Income to EBITDA

	Six Months Ended
	June 30,
	2004	2003
Net income	$79.3	$32.1
Adjustments to reconcile net income to adjusted EBITDA:
Income tax provision	29.2	9.2
Interest expense	45.0	38.9
Depreciation and amortization	51.3	38.2
Amortization of deferred financing fees	(1.6)	(1.6)
Inventory step-up	15.9	—
Non-recurring integration related costs	1.5	—
Termination of foreign currency contract	2.2	—
Call premiums and deferred financing fees	—	49.3

Adjusted EBITDA	$222.8	$166.1